UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 22, 2009

(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51689	88-0456274
(Commission File Number)	(I.R.S. Employer Identification No.)

2121 Sage Road, Suite 200
Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

 (Former name or former address, if changed since last report.)

(713) 625-7800
(Telephone number, including area code)

ITEM 1.01.  Entry into a Material Definitive Agreement.

See the disclosure set forth in Item 2.01 below.

ITEM 2.01 Completion of Acquisition or Disposition of Assets.

Effective October 22, 2009, Exobox Technologies Corp. executed a Purchase and Sale Agreement and related documents relating its acquisition of 16 oil and gas wells located in Ohio that produce from the Clinton and Marcellus Shale formations from a private oil and gas company (the “Assets”). These oil & gas wells have a represented PV10 reserve value of approximately $22.5 million (based on current NYMEX pricing). It is intended that the cash flow and net worth from the oil and gas assets, will assist to further develop the Company’s software products and technologies, as well as those oil and gas assets being acquired.

The Assets acquired were purchased for $13.25 million, which includes (1) the assumption of approximately $3.0 million in total existing debt associated with these Assets, (2) a 5-year, 7.5% convertible note in the amount of $1.5 million and convertible into common stock at $.21 per share, (3) 1,163,000 shares of Series E Convertible Preferred Stock with stated value of $11,630,00, which is convertible into common stock at $0.477 per share and cumulative annual dividends of 7.5%, and (4) 3,000,000 shares of restricted common stock. On a fully-converted basis, the shares issuable upon conversion of the convertible note and the convertible preferred stock, along with the restricted common stock, would represent 34,500,000 shares of common stock, or approximately 9.9% of the total common shares outstanding, after giving effect to (i) the shares issuable pursuant to the Purchase and Sale Agreement on a fully-converted basis, and (ii) the 150 million shares being returned to the company by certain shareholders, as previously announced on October 16, 2009.

ITEM 3.02.  Unregistered Sales of Equity Securities.

As disclosed in Item 2.01 above, part of the purchase price for the assets acquired consist of: (1) a 5-year, 7.5% convertible note in the amount of $1.5 million and convertible into common stock at $.21 per share, (2) 1,163,000 shares of Series E Convertible Preferred Stock with stated value of $11,630,00, which is convertible into common stock at $0.477 per share and cumulative annual dividends of 7.5%, and (3) 3,000,000 shares of restricted common stock. On a fully-converted basis, the shares issuable upon conversion of the convertible note and the convertible preferred stock, along with the restricted common stock, would represent 34,500,000 shares of common stock, or approximately 9.9% of the total common shares outstanding, after giving effect to (i) the shares issuable pursuant to the Purchase and Sale Agreement on a fully-converted basis, and (ii) the 150 million shares being returned to the company by certain shareholders as previously announced on October 16, 2009.  The issuance of these securities was exempt pursuant to Section 4(2) of the Securities Act of 1933.  No sales commissions were paid in connection with this issuance.

ITEM 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of the consummation of the purchase of the Assets, Messrs. Scott Copeland, Richard Evans and Kevin Regan have resigned from the board of directors of the Company without disagreement. Mr. Michael Studdard will remain on the board and has been appointed interim-Chairman of the Board and Chief Executive Officer. Furthermore, Mr. Kevin Regan has resigned as President and Chief Executive Officer and interim-Chief Financial officer of the Company without disagreement.

ITEM 9.01  Financial Statements and Exhibits.

(d) Exhibits

10.1	Purchase and Sale Agreement
10.2	Assignment, Conveyance and Bill of Sale
10.3	7.5% Convertible Note
10.4	Certificate of the Designation, Preferences, Rights and Limitations of Series E Convertible Preferred Stock
99.1	Press Release issued by Exobox Technologies Corp., dated October 22, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/ Kevin P. Regan
Kevin P. Regan, Chief Executive Officer

Dated: October 23, 2009